As filed with the Securities and Exchange Commission on July 3, 2003
                                              Registration No. 333- ____________
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                ________________

                               PARKERVISION, INC.
             (Exact name of registrant as specified in its charter)

               FLORIDA                                     59-2971472
      State or Jurisdiction of                          (I.R.S. Employer
    Incorporation or Organization                    Identification Number)

                               8493 Baymeadows Way
                           Jacksonville, Florida 32256
                            Telephone (904) 737-1367
                    (Address of principal executive offices)

                            Jeffrey Parker, President
                               ParkerVision, Inc.
                               8493 Baymeadows Way
                           Jacksonville, Florida 32256
                            Telephone (904) 737-1367
(Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:

                             David Alan Miller, Esq.
                                 Graubard Miller
                                600 Third Avenue
                          New York, New York 10016-2097
                            Telephone (212) 818-8800
                            Facsimile (212) 818-8881

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
                                             AMOUNT TO BE       OFFERING PRICE         AGGREGATE        REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED          REGISTERED         PER SHARE(1)      OFFERING PRICE(1)         FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01                  1,404,437             $6.85            $9,620,393.45       $1,218.90
----------------------------------------------------------------------------------------------------------------------
         Total Fee.............................................................................          $1,218.90
=====================================================================================================================

(1) Based upon the market price of the Common Stock, as reported by the Nasdaq Stock Market on July 1, 2003, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended ("Securities Act").

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               ___________________

     THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. NONE OF THE SELLING STOCKHOLDERS MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

                       SUBJECT TO COMPLETION, JULY 3, 2003

PROSPECTUS

                               PARKERVISION, INC.

                        1,404,437 SHARES OF COMMON STOCK

     This prospectus covers up to 1,404,437 shares of common stock of ParkerVision, Inc. that may be offered for resale for the account of the selling stockholders set forth in this prospectus under the heading "Selling Stockholders" beginning on page 10.

     The selling shareholders may sell their shares, from time to time, at prices based on the market at the time of sale. Our common stock is traded on the Nasdaq National Market System under the symbol PRKR. On July 1, 2003 the last reported sale price of our common stock was $6.85.

     We will not receive any proceeds from the sale of the shares by the selling stockholders.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is _________, 2003

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS


Business Summary...........................................................   3
Risk Factors...............................................................   5
Use of Proceeds............................................................   9
Selling Stockholders.......................................................  10
Plan of Distribution.......................................................  11
Legal Matters..............................................................  12
Experts....................................................................  12
Where You Can Find Additional Information..................................  12

                  _____________________________________________


     ParkerVision, Inc., referred to in this prospectus as ParkerVision, we or us, is a company engaged in two lines of business. One is the wireless division engaged in the development and initial commercialization of Direct2Data,TM or D2D,TM technology which is a wireless direct conversion radio frequency technology. The other is the video products division engaged in the design, development and marketing of automated production systems and automated video camera control systems.

     We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 8493 Baymeadows Way, Jacksonville, Florida 32256. Our telephone number is (904) 737-1367.

                                BUSINESS SUMMARY

GENERAL

     Our business is operated under two divisions: the video products division; and the wireless technology division.

VIDEO PRODUCTS DIVISION

     The Video Division engages in the design, development and marketing of automated live television production systems, marketed under the tradename
PVTV(TM), and automated video camera control systems, marketed under the tradename CameraMan(R). ParkerVision also provides training, support and other services related to these products.

     PVTV systems are targeted primarily at, and sold directly to broadcasters in the US and Canada and are designed specifically to meet the needs of studio production markets. The PVTV product line combine a professional, broadcast television quality video production system that integrates video, audio, teleprompter, machine control such as VTRs, audio and video servers, character generators and still stores as well as camera control functions into an intelligent one or two-operator station. PVTV systems also typically incorporate two or more of the ParkerVision three chip camera systems. The system is designed to allow organizations to economize resources by maximizing their production capabilities. A single operator can control, in parallel, the production functions that require as many as four to twelve individuals to operate using traditionally available broadcast equipment.

     While we have focused almost all of our sales and marketing efforts on PVTV NEWS(TM) systems for the US and Canada broadcast markets, we believe there are many other attractive vertical markets to penetrate, including education, corporate, government and religious markets. Our sales of these products is through our sales staff.

     The CameraMan systems were initially developed to allow the creation of professional-quality video communication by non-professional video users. We market the CameraMan systems to certain educational and videoconferencing segments of the commercial market that utilize audiovisual solutions for various communicating, training, presenting, and educating needs. The CameraMan products are offered in a variety of application-specific packages designed for these markets. These packages now include only three-chip imaging cameras. We also offer a higher quality digital three-chip CameraMan system targeted toward the broadcast and professional video user. Distribution of this product line, for the most part, is through third-parties.

     ParkerVision also offers experienced professional services that complement the PVTV system purchase. ParkerVision utilizes in-house trainers, project managers and support staff to guide the broadcaster through the transition from a traditionally manual production environment to an automated control room system as well as provide extended support services after the transition is completed. Managing the transition to automation in a broadcast environment requires extensive planning and training. Training includes a basic PVTV system overview, advanced functionality and workflow processes, shadowing existing newscasts to simulate the process, talent rehearsals and finally recovery training so that PVTV operators are properly prepared for the transition.

     Our development efforts continued to focus on enhancements to the PVTV product line, including a scaled down offering of systems. The less expensive systems have limited features and functionality and target corporate and education markets while the more expensive systems target the broadcast news market. In 2002, we introduced our highest-end digital PVTV NEWS system, called the CR4000(TM), which is specifically targeted for broadcast networks and larger market local broadcast stations.

WIRELESS TECHNOLOGY DIVISION

     Our wireless division is engaged in the development and initial commercialization of Direct2Data or D2D technology. This technology is a completely new electronic circuit architecture for direct conversion radio transceivers. We believe the D2D technology has the capability of replacing radio frequency heterodyne architectures that are currently the most widespread circuit architecture for wireless communications.

     Although we believe our technology is applicable to many wireless markets, we are initially targeting wireless local area networking applications. We have completed reference designs and prototype products for wireless local area network applications utilizing the D2D radio transceiver chip. We are also developing integrated chips to incorporate the baseband processer and media access controller (bb/mac) into a complete D2D chipset. The bb/mac processes the baseband signal from the radio transceiver into data.

     We have approximately 175 patents and patent applications filed in the United States and in foreign jurisdictions. We believe the number and scope of these patents are an important asset of ParkerVision and gives it a significant competitive advantage.

     We are in the early stages of commercializing the technology. We are currently marketing our reference designs and semiconductor products to product manufacturers for integration into their products. Additional channels for commercialization of our technology may include retail and/or direct consumer sales of complete wireless local area network products. Our commercialization efforts are likely to include strategic relationships with other companies for development, marketing and/or distribution.

     ParkerVision will continue its development efforts on the D2D technology and devote substantial amounts of our human and financial resources to these endeavors. Our research efforts in the future will be on the development of complimentary products and application specific solutions as well as continued enhancement of our current technology.

                                  RISK FACTORS

     The shares of common stock being offered hereby are speculative and should not be purchased by anyone who cannot afford a loss of their entire investment. Before making an investment in ParkerVision, you should carefully consider the risks described below. The risks described below are not the only ones facing us. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially, adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.

PARKERVISION HAS A HISTORY OF LOSSES, AND ITS OPERATING LOSSES ARE EXPECTED TO CONTINUE.

     ParkerVision has had losses in each year since its inception in 1989. There can be no assurance that the current technology or products or technologies being developed will produce revenues that will cover operational expenses or result in net profits.

PARKERVISION MAY REQUIRE ADDITIONAL CAPITAL TO FUND ITS OPERATIONS.

     Because ParkerVision has had net losses and has not generated positive cash flow from operations, it has funded its operating losses to date from the sale of equity securities from time to time, including the sale of common stock in March 2003. The Company's business plan for 2003 and thereafter requires significant expenditures. Although ParkerVision currently has working capital sufficient for at least the next nine months, it may require additional capital in the future for research and development, manufacturing and continued operating losses. Financing, if any, may be in the form of loans or additional sales of equity securities. A loan or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to ParkerVision. The sale of equity securities will result in dilution to the current stockholders' ownership of ParkerVision. ParkerVision does not have any plans or arrangements for additional financing at this time.

MICROELECTRONIC HARDWARE AND SOFTWARE IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES THAT REQUIRE PARKERVISION TO DEVELOP AND MARKET ENHANCEMENTS TO CURRENT PRODUCTS AND DEVELOP NEW PRODUCTS.

     Because of the rapid technological development that regularly occurs in the microelectronics industry, ParkerVision must continually devote substantial resources to developing and improving its technology and introducing new product offerings and creating new products. This is necessary to establish and increase market share and grow revenues. If another company offers better products or ParkerVision development lags, a competitive position or market window opportunity may be lost, and therefore the revenues or the potential of revenues of ParkerVision may be adversely affected.

PARKERVISION EXPENDS SIGNIFICANT RESOURCES FOR RESEARCH AND DEVELOPMENT OF NEW PRODUCTS AND TECHNOLOGY THAT ULTIMATELY MAY NOT BE COMMERCIALLY ACCEPTED.

     ParkerVision devotes substantial resources to research and development. There can be no assurance that the results of the research and the product development will produce commercially viable technologies and products. If new technologies and products are not commercially accepted, the funds expended will not be recoverable, and ParkerVision's competitive and financial position may be adversely affected.

PARKERVISION NEEDS TO ACHIEVE MARKET ACCEPTANCE OF ITS D2D TECHNOLOGY.

     The ParkerVision wireless technology represents a significant change in the architecture of wireless radio-frequency communications. To achieve market acceptance, the Company will need to demonstrate the benefits of its technology over more traditional solutions through the development of application solutions and aggressive marketing. In many respects, because the D2D technology is such a radically different approach in its industry, it is very difficult for ParkerVision to predict the final economic benefits to users of the technology and the financial rewards that ParkerVision might expect. If the D2D technology is not established in the market place as an improvement over current, traditional solutions in wireless communications, our business and financial condition will be adversely affected.

IF PARKERVISION'S PATENTS DO NOT PROVIDE THE ANTICIPATED MARKET PROTECTIONS, ITS COMPETITIVE POSITION WILL BE ADVERSELY AFFECTED.

     ParkerVision has a large number of patents and patent applications relating to its microelectronic technologies. ParkerVision relies on these to provide competitive advantage and protect it from theft of its intellectual property. ParkerVision believes that many of these patents are for entirely new technologies. If the patents are not issued or issued patents are later shown not to be as broad as currently believed or otherwise challenged such that some or all of the protection is lost, ParkerVision will suffer adverse effects from the loss of competitive advantage and its ability to offer unique products and technologies. Concomitantly, there would be an adverse impact on its financial condition and business prospects.

PARKERVISION WIRELESS COMMUNICATIONS USE RADIO FREQUENCY TECHNOLOGY SUBJECT TO REGULATION BY THE FEDERAL COMMUNICATIONS COMMISSION.

     ParkerVision must obtain approvals from the United States Federal Communications Commission for the regulatory compliance of its products. ParkerVision also may have to obtain approvals from equivalent foreign government agencies where its products are sold internationally. The inability to obtain any required approvals, or a change in current regulation that impacts issued approvals or the approval process, may have an adverse impact on the ability of ParkerVision to market its products and on the business prospects of ParkerVision.

THE PVTV AND CAMERA SYSTEM PRODUCTS COMPETE WITH OTHER PRODUCTS.

     The broadcast studio production industry is highly competitive. There are many other companies that offer products that singly or in combination can compete directly or indirectly with those of ParkerVision. ParkerVision, however, believes that no one competing product offers the range of options and capabilities of the PVTV and ParkerVision camera system products in the tasks for which these products have been designed. The principal competitors include Chryon Corporation, Harris Corporation, Pinnacle Systems, Leitch Technology Corporation , Seachange Corporation, Sony Corporation, and Thompson/Grass
Valley, among others. Each of these companies are well established, have substantially greater financial and other resources and have established reputations or success in the development, sale and service of products. They also have significant advertising budgets that permit them to implement extensive advertising and promotional campaigns in response to competitors. If these or other companies improve or change their products or launch significant marketing efforts in the market segments in which ParkerVision operates, ParkerVision may lose market share and revenue opportunities.

PARKERVISION EXPECTS COMPETITION IN CONNECTION WITH ITS DIRECT2DATA TECHNOLOGY.

     Although the D2D technology of ParkerVision is believed to be a significant technological advancement, it will face competition from older technological solutions until the ParkerVision products are more widely acknowledged and utilized. This technology may also face competition from other emerging approaches or new technological advances which are under development and have not yet emerged.

PARKERVISION OBTAINS CRITICAL COMPONENTS AND MANUFACTURING SERVICES FOR ITS PRODUCTS FROM VARIOUS SUPPLIERS WHICH PUTS PARKERVISION AT RISK IF THEY DO NOT FULFILL THE PARKERVISION NEEDS OR INCREASE PRICES THAT CANNOT BE PASSED ON.

     Both the video product and wireless divisions of ParkerVision obtain critical components from various suppliers and manufacturers. Some of these are single sources. Because ParkerVision depends on outside sources for supplies and manufacturing of various parts of its products, ParkerVision is at risk that it may no obtain these components on a timely basis, or at all due to lack of capacity, parts shortages in the overall marketplace and other fulfillment obligations of these sources, among other things. If ParkerVision is unable to obtain its components from the current sources, its business would be disrupted, and it might have to expend some of its resources to modify its products. In addition, ParkerVision is at risk for increases in prices imposed by these sources over which ParkerVision has no control. Any inability of ParkerVision to obtain components or absorb price increases may have an adverse effect on its own ability to fulfill orders and on its financial condition.

PARKERVISION IS DEPENDENT ON ACCEPTANCE OF ITS PVTV PRODUCTS IN HIGH PROFILE MARKETS. IF PVTV PRODUCTS DO NOT SUCCEED IN THESE MARKETS, PARKERVISION'S REVENUES WILL BE SIGNIFICANTLY AFFECTED.

     The PVTV products have been marketed to a limited number of high profile potential users. If the products do not meet the expected requirements of these customers or the market in general, ParkerVision may lose product acceptance and market share in these and other comparable markets. The loss of these customers and markets would diminish future marketing opportunities and presence in the broadcast market segment in which it seeks to be a presence and adversely effect future revenue development.

PARKERVISION BELIEVES THAT IT WILL RELY IN THE NEAR FUTURE ON KEY BUSINESS RELATIONSHIPS FOR THE SUCCESSFUL COMMERCIALIZATION OF ITS D2D TECHNOLOGY, WHICH IF LOST, WILL HAVE AN ADVERSE IMPACT ON ACHIEVING MARKET AWARENESS AND ACCEPTANCE AND LOSS OF BUSINESS OPPORTUNITY.

     To achieve market awareness and acceptance of its D2D technology, as part of its business strategy, ParkerVision will attempt to enter into a variety of business relationships with other companies which will incorporate the D2D technology into their products and/or market products based on D2D technology through retail or direct marketing channels. Therefore, ParkerVision's successful commercialization of the D2D technology will depend in part on its ability to meet its obligations under the contracts in respect of its D2D technology and related development requirements and the other parties using the D2D technology as agreed. The failure of the business relationships will limit the commercialization of the ParkerVision D2D technology which will have an adverse impact on the business development of the company and its ability to generate revenues and recover development expenses.

PARKERVISION HAS LIMITED EXPERIENCE IN THE COMMERCIAL DESIGN AND MANUFACTURE OF ELECTRONIC CHIPS WHICH MAY RESULT IN PRODUCTION INADEQUACIES, DELAYS AND REJECTION.

     As ParkerVision begins to commercialize its D2D technology, it plans to have semiconductor companies manufacture some of the electronic chips that employ its proprietary designs to supply to end users. ParkerVision has limited experience in the commercial design and the manufacture of these kinds of electronic chips. If there are design flaws or manufacturing errors resulting from the inexperience, there may be resulting delays or loss of customer acceptance of the electronic chips. Either of these may be a breach of supply agreements or may cause a loss of customer willingness to use ParkerVision products. These may result in loss of commercialization opportunities as well as revenues and cause additional, unanticipated expenses with adverse financial effect.

PARKERVISION IS HIGHLY DEPENDENT ON MR. JEFFERY PARKER AS ITS CHIEF EXECUTIVE OFFICER.

     Because of Mr. Parker's position in the company and the respect he has garnered in the industries in which ParkerVision operates and from the investment community, the loss of the services of Mr. Parker could be seen as an impediment to the execution of the ParkerVision business plan. If Mr. Parker were no longer available to the company, investors may experience an adverse impact on their investment.

PARKERVISION IS DEPENDENT ON HIRING HIGHLY SKILLED EMPLOYEES.

     The business of ParkerVision is very specialized in the areas of automated broadcast and production systems and video camera control systems and wireless direct conversion technology. Because these areas of business are extremely specialized, ParkerVision is dependent on having skilled and specialized employees to conduct its research and development activities, manufacturing, marketing and support. The inability to obtain these kinds of persons will have an adverse impact on its business development and may prevent ParkerVision successfully implementing its current plans.

PARKERVISION FACES INTENSE COMPETITION IN ITS HIRING PROGRAM FOR THE KINDS OF EMPLOYEES IT REQUIRES.

     Because ParkerVision needs highly skilled employees and persons with very specialized experience, there tends to be relatively few persons available that meet its requirements. Generally, ParkerVision has experienced a small pool of persons in the labor markets in which it must seek its employees. Therefore, when hiring, ParkerVision encounters intense competition from other telecommunications, electronics and technically orientated companies. To meet this competition ParkerVision often is required to fashion superior compensation packages and to develop a working environment conducive to attracting the kinds of person the company needs. It also has to pay recruiting fees. ParkerVision may experience an inability to obtain the services of required personnel and a high cost of labor in some areas. The former may prevent ParkerVision from implementing its business plan as intended and the latter may result in additional expense in its operations which may not be recoverable. One or the other or both may place ParkerVision at an overall disadvantage comparative to other companies.

THE OUTSTANDING OPTIONS AND WARRANTS MAY EFFECT THE MARKET PRICE AND LIQUIDITY OF THE COMMON STOCK.

     ParkerVision has outstanding options, warrants and purchase options to purchase 6,750,845 shares of its common stock at June 30, 2003. This represents about 44% of the common stock outstanding on a fully diluted basis. Approximately 1% of these securities have exercise prices at less than the current market price of the common stock. All of the underlying common stock of these securities is or will be registered for sale by ParkerVision to the option holder or for public sale by the security holder. The amount of common stock available for the sales may have an adverse impact on ParkerVision's ability to raise capital in the public market and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on the current stockholders' ownership of ParkerVision.

THE MARKET OF THE PARKERVISION COMMON STOCK HAS FLUCTUATED SIGNIFICANTLY, SOMETIMES IN A MANNER UNRELATED TO ITS PERFORMANCE.

     The market price of the common stock has fluctuated widely in response to various factors and events. These include:

     o the number of shares of common stock being sold and purchased in the marketplace,
     o    variations in operating results,
     o rumors of significant events which can circulate quickly in the marketplace, particularly over the internet, and
     o the difference between actual results and the results expected by investors and analysts.

Since the common stock has been publicly traded, its market price has fluctuated over a wide range and ParkerVision expects it to continue to do so in the future. In addition, the stock market had experienced broad price and volume fluctuations in recent years that have often been unrelated to the operating performance of companies. These broad market fluctuations also may adversely affect the market price of the common stock.

PROVISIONS IN THE CERTIFICATE OF THE INCORPORATION AND BY-LAWS COULD HAVE EFFECTS THAT CONFLICT WITH THE INTEREST OF STOCKHOLDERS.

     Some provisions in the certificate of incorporation and by-laws of ParkerVision could make it more difficult for a third party to acquire control. For example, the board of directors has the ability to issue preferred stock without stockholder approval and there are pre-notification provisions for director nominations and submissions of proposals from stockholders to a vote by all the stockholders under the by-laws. Florida law also has anti-takeover provisions.

                                 USE OF PROCEEDS

     All the shares being offered by this prospectus are for the account of the selling stockholders. ParkerVision will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS


     The following table provides certain information about the selling stockholders' beneficial ownership of our common stock at July 1, 2003. It is also adjusted to give effect to the sale of all of the shares offered by them under this prospectus. Unless otherwise indicated, each of the selling stockholders possesses sole voting and investment power with respect to the securities shown.

                                                                                     AFTER OFFERING
                                                                                     --------------
                                 NUMBER OF SHARES                          NUMBER OF SHARES
                                BENEFICIALLY OWNED         NUMBER OF         BENEFICIALLY
NAME                            PRIOR TO OFFERING      SHARES TO BE SOLD        OWNED           % OF CLASS
----                            -----------------      -----------------        -----           ----------
Leucadia National Corp.             1,607,973                639,387            968,586            6.3%
David E. Cumming                       20,000                 20,000             -0-                *
Peter Halmos & Sons, Inc.             250,000                250,000             -0-               -0-
Jeffrey L. Parker                   3,339,342(1)             247,525          3,091,817(1)        19.1%
Todd Parker                         1,090,488(2)              49,505          1,040,933(2)         6.7%
Stacie Wilf                         1,053,416(3)              49,505          1,003,911(3)         6.4%
Barbara Parker                        378,681                148,515            230,166            1.5%

__________________________
*Less than 1.0%.
(1) Includes 2,376,974 shares of common stock held by J-Parker Family Limited Partnership, 700,000 shares of common stock issuable upon currently exercisable options and 9,501 shares of common stock owned of record by Mr. Parker's children over which he disclaims ownership. Excludes 90,000 shares of common stock issuable upon options that may be exercisable in the future.
(2) Includes 876,255 shares of common stock held by T-Parker Family Limited Partnership, 117,500 shares of common stock issuable upon currently exercisable options and 10,000 shares of common stock owned of record by Mr. Parker's spouse. Excludes 50,000 shares of common stock issuable upon options that may be exercisable in the future.
(3) Includes 905,811 shares of common stock held by S-Parker Wilf Family Partnership, 87,500 shares of common stock issuable upon currently exercisable options and 10,600 shares owned of record by Ms. Wilf's children over which she disclaims ownership.

     Leucadia National Corporation and David E. Cumming purchased an aggregate of 659,387 shares of our common stock from us in private placement transactions on March 26, 2003.

     Concurrently with the sale of common stock to Leucadia National Corporation and Mr. Cumming, Jeffrey L. Parker, Todd Parker, Stacie Wilf and Barbara Parker purchased an aggregate of 495,050 shares of our common stock in private placement transactions. Jeffrey L. Parker is our chairman of the board and chief executive officer; Todd Parker is our president of the video business unit of ParkerVision and a director and Stacie Wilf is our corporate secretary. Each of Jeffrey L. Parker, Todd Parker, Stacie Wilf and Barbara Parker are famialially related.

     On April 28, 2003, we entered into an agreement with Peter Halmos & Sons, Inc. to conceive and develop new business opportunities for us. In consideration of the services to be rendered over the three-year term of the agreement, we issued 250,000 shares of restricted common stock, under the terms of our 2000 Performance Equity Plan. The shares are fully vested, but they are subject to a sales limitation to a maximum of 83,334 shares in any one year commencing April 1, 2003 either pursuant to this prospectus or an exemption from the registration requirements of the Securities Act of 1933.

     Each agreement under which the selling stockholders purchased or acquired their shares required us to register the shares for public sale. This prospectus fulfills that requirement. The registration rights provisions provide that ParkerVision and the selling stockholders will indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933. In the opinion of the Securities and Exchange Commission, indemnification for these claims is against public policy, and therefore, it is unenforceable.

                              PLAN OF DISTRIBUTION

     The sale or distribution of the common stock may be effected directly to purchasers by the selling stockholders or by any donee, pledgee or transferee as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions, including:

     o    block trades;
     o    on any exchange or in the over-the-counter market;
     o    in   transactions   otherwise   than   on  an   exchange   or  in  the
          over-the-counter market;
     o    through  the  writing of put or call  options  relating  to the common stock;
     o    the short sales of the common stock;
     o    through the lending of such common stock;
     o    through  the   distribution   of  the  common  stock  by  any  selling
          stockholder to its partners, members or shareholders; or
     o    through a combination of any of the above.

     Any of these transactions may be effected:

     o    at market prices prevailing at the time of sale;
     o    at prices related to such prevailing market prices;
     o    at varying prices determined at the time of sale; or
     o    at negotiated or fixed prices.

     If the selling stockholders effect transactions to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or purchasers. These discounts may be in excess of those customary for the types of transactions involved.

     The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters. Any profit on the sale of common stock by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Under the securities laws of some states, the common stock may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless the common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

     Selling stockholders may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act. In these cases, they must meet the criteria and conform to the requirements of that rule.

     We will pay all of the costs, expenses and fees incident to the registration of the common stock. The selling stockholders will pay the costs, expenses and fees incident to the offer and sale of the common stock to the public, including commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. We will not receive any of the proceeds from the sale of any of the securities by the selling stockholders.

                                  LEGAL MATTERS

     The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller.

                                     EXPERTS

     The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2002;
     o Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;
     o Proxy Statement dated May 1, 2003, as amended, to be used in connection with the annual meeting of shareholders on June 26, 2003; and
     o Form 8-A declared effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

     Potential investors may obtain a copy of any of our SEC filings, excluding exhibits, without charge by written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 8493 Baymeadows Way, Jacksonville, Florida 32256.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee................................   $   1,218.90
Legal Fees and Expenses........................................      15,000.00
Accounting Fees and Expenses...................................       6,000.00
Printing  .....................................................         500.00
Miscellaneous..................................................       1,281.10
                                                                  ------------
          TOTAL................................................   $  24,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we indemnify under that law.

     The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

     We have entered into indemnification and reimbursement agreements with each of our directors.

     The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

     To the extent that we indemnify  our  management  for  liabilities  arising
under   securities   laws,   we  have  been   informed  by  the  SEC  that  this
indemnification is against public policy and is therefore unenforceable.

ITEM 16.  EXHIBITS

                                                                 Incorporated by
   Exhibit                                                        Reference from      No. in
   Number                        Description                         Document        Document        Filing Status
   ------                        -----------                         --------        --------        -------------
     5.1       Opinion of Graubard Miller                              --               --          Filed Herewith
    10.1       Form of Subscription Agreement between                   A              10.29              --
               Registrant and David Cumming dated March 26,
               2003
    10.2       Form of Subscription Agreement between                   A              10.24              --
               Registrant and Leucadia National Corp. dated
               March 26, 2003
    10.3       Form of Subscription Agreement between                   A              10.25              --
               Registrant and Jeffrey L. Parker dated March
               26, 2003
    10.4       Form of Subscription Agreement between                   A              10.27              --
               Registrant and Todd Parker dated March 26, 2003
    10.5       Form of Subscription Agreement between                   A              10.28              --
               Registrant and Stacie Wilf dated March 26, 2003
    10.6       Form of Subscription Agreement between                   A              10.26              --
               Registrant and Barbara Parker dated March 26,
               2003
    10.7       Form of Strategic Collaboration Agreement                B              10.1               --
               between Peter Halmos & Sons, Inc. and Registrant
    23.1       Consent of PricewaterhouseCoopers LLP                   --               --          Filed Herewith
    23.2       Consent of Graubard Miller (included in Exhibit         --               --          Filed Herewith
               5.1)
    24.1       Power of Attorney (included on signature page           --               --          Filed Herewith
               of this Registration Statement)

_____________________________
A    Registrant's Form 10-K for the year ended December 31, 2002.
B    Registrant's Form 10-Q for the quarter ended March 31, 2003.

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Jacksonville, Florida on July 3, 2003.

                                        PARKERVISION, INC
                                        (Registrant)

                                        By: /s/ Jeffrey L. Parker
                                            ---------------------
                                            Name:  Jeffrey L. Parker
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey L. Parker, Todd Parker and David F. Sorrells, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signatures                                  Title                                    Date
         ----------                                  -----                                    ----
By: /s/ Jeffrey L. Parker                Chief Executive Officer and Chairman of          July 3, 2003
    ---------------------------          the Board (Principal Executive Officer)
    Jeffrey L. Parker

By: /s/ Todd Parker                      President, Video Business Unit and               July 3, 2003
    ---------------------------          Director
    Todd Parker

By: /s/ David F. Sorrells                Chief Technical Officer and Director             July 3, 2003
    ---------------------------
    David F. Sorrells

By: /s/ Stacie Wilf                      Secretary and Treasurer                          July 3, 2003
    ---------------------------
    Stacie Wilf

By: /s/ Cynthia L. Poehlman              Chief Accounting Officer (Principal              July 3, 2003
    ---------------------------          Accounting Officer)
    Cynthia L. Poehlman

By: /s/ William A. Hightower             Director                                         July 3, 2003
    ---------------------------
    William A. Hightower

                                      II-5


By: ___________________________          Director                                         ______, 2003
      Richard A. Kashnow

By: /s/ William L. Sammons               Director                                         July 3, 2003
    ---------------------------
    William L. Sammons

By: /s/ Papken S. Der Torossian          Director                                         July 3, 2003
    ---------------------------
    Papken S. Der Torossian